Exhibit 10.1

October 25, 2021	Modine Manufacturing Company 1500 DeKoven Avenue Racine, Wisconsin 53403-2552 Tel. 262.636.1200 Fax 262.631.7720
Joel Casterton
[address withheld]

Re:	Separation from Modine Manufacturing Company

Dear Joel:

As we have discussed, the company has elected to make a change to the leadership structure of the HDE organization and as a result your employment as an officer with Modine Manufacturing Company and certain affiliates (“Modine” or the “Company”) will be terminated. The planned effective date of this separation is October 29, 2021. This separation date can be extended with mutual written agreement.

Subject to certain terms and conditions (including execution of a release), you are eligible to participate in and receive severance payments under the Supplemental Severance Plan, as amended and restated, effective January 25, 2012 (the “Severance Plan”). These payments and benefits are summarized in Attachment A hereto. The required Release Agreement is provided as Attachment B.

Pursuant to certain incentive compensation plans, you were granted Retention Restricted Stock Unit Awards, options to purchase common stock, Performance Stock Awards and Management Incentive Plan (“MIP”) awards. You may exercise vested options to purchase common stock in accordance with the terms of your stock option award agreements and the incentive compensation plans under which they were issued after you cease to be employed with the Company. In order to obtain the favorable tax benefits of incentive stock options, you must exercise these options no later than 90 days after your termination of employment. Attachment C contains a list of all of your outstanding and vested options to purchase common stock.

Under the equity plans, all Performance Stock Awards for which the performance period has not been completed will terminate. Also, separation prior to the time of equity grant vesting results in forfeiture of all unvested Retention Restricted Stock Unit Awards, unvested options to purchase common stock and the Performance Share awards for FY 20-22 and Performance Cash Awards for FY21-23 and FY22-24. However, in light of your service to the Company, and in consideration for certain additional requirements, you may receive a MIP payout, as well as continued vesting on certain Restricted Stock Unit, Stock Option and Performance Stock Awards as set forth in Attachment A, and subject to the terms of the Restrictive Covenant Agreement attached as Attachment D.

Please note the following:

•	Any earned but unused FY2022 vacation, minus typical wage and tax deductions, will be paid to you in a lump sum on your final active employee paycheck.

•	If you file for unemployment compensation, it will not be contested by Modine. Eligibility will be determined by the state unemployment commission.

•
Your participation in all other Modine benefit programs ends upon your separation date. Information on your benefit plan options, including COBRA for health, dental and vision, life insurance conversion and retirement plan distributions is included with this letter.

We also want to remind you that any person who ceases to be an officer or director (i.e., an “insider”) of the Company continues to have certain obligations under the federal securities laws. Specifically, in order to avoid penalties, you should be aware of the following:

Insider Trading Restrictions. You may not buy or sell securities of the Company if you are in possession of material nonpublic information obtained from the Company or any party associated with the Company. In addition, you may not furnish ("tip") material nonpublic information about the Company to any person who might trade on the information.

Short-Swing Profit Rule Applies Up to Six months After Termination. Section 16(b) of the Securities and Exchange Act of 1934, as amended, which subjects insiders to the loss of profits on any sale and purchase of the Company’s equity securities within a six-month period, continues to apply to non-exempt transactions that occur within less than six months of an opposite-way, non-exempt transaction that took place while you were an officer. According to our records, your last non-exempt transaction was more than six months ago.

Form 4. You must file a Form 4 to report any non-exempt transaction in Company stock. It is our understanding that the Company has filed on your behalf all Forms 4 required to be filed and all transactions that are reportable on a Form 4, have been reported.

Form 5. You must file a Form 5 within 45 days after the close of the Company’s current fiscal year (i.e., not later than May 15, 2021) to report any pre-termination transactions and any reportable post-termination transactions not previously reported on a Form 4.

Exit Box. We will be happy to file any necessary Forms 4 and 5 for you after January 7, 2021. However, in the event you file them yourself, please check the “exit” box in the upper left-hand corner of the form.

Section 16 reporting requirements are quite complex. If you have any questions regarding reporting requirements, please don’t hesitate to consult with Sylvia Stein.

Sincerely,

/s/ Brian Agen

Brian J. Agen

Attachment A
Separation Payments & Benefits

Supplemental Severance Plan

Under the Supplemental Severance Plan, you are eligible for separation pay and benefits as follows:

•
Annual base salary (52 weeks of severance pay at the same base rate paid to you prior to your termination), which is subject to applicable wage and tax deductions. Severance benefits will be paid on a bi-weekly basis.

•
If you participate in Modine’s health and/or dental plans, your active health coverage ends immediately. You may elect to continue your coverage for up to 18 months through COBRA. Modine will pay your full COBRA premium for the twelve (12) months following your termination of employment. This will be a taxable benefit to you. If you elect COBRA coverage beyond these twelve (12) months, you will be responsible for the full cost of the coverage. Additional details regarding benefit continuation will be provided to you by our COBRA administer.

•	Modine will also coordinate an executive outplacement program to support you in this career transition, should you choose to participate in such program.

Please note that you will not receive the foregoing separation benefits described above unless you sign the Release Agreement (“Agreement”) at Attachment B. Please review carefully. We advise you to consult your attorney or tax advisor prior to signing the Agreement. You have Twenty-one (21) days following your separation date to consider whether or not to sign the Agreement.

Treatment of Certain Unvested Restricted Stock Units, Options Performance Shares, Performance Cash Awards and FY22 MIP

Subject to your execution of the Restrictive Covenant Agreement, Attachment D, the Company will waive certain vesting requirements such that your unvested Restricted Stock Units (“RSUs”) granted under the FY19, FY20 and FY21 LTIP plans and scheduled to vest in 2022 and 2023, unvested Options granted under the FY19, FY20 and FY21 LTIP plans and scheduled to vest in 2022, and a pro-rata portion of your unvested Performance Shares applicable to the FY20- 22 period will continue to vest on their normal vesting schedule, and a pro-rated MIP payment for FY22 may be available.

A-1

Attachment A
Outlined below is a summary of such benefits:

RSU Grant Date and Vesting Schedule	2022	2023

5/30/18 LTIP RSU	1,755

5/29/19 LTIP RSU	2571	2,574

10/2/2020 LTIP RSU	5,151	5,151

Options Grant Date and Vesting Schedule	2022

5/30/18 LTIP Options	1,995

5/29/19 LTIP Options	3,061

10/2/2020 LTIP Options	5,139

•	RSUs in the schedule above shall vest, and with respect to RSUs, and shares will be issued thereunder, pursuant to the normal vesting schedule as if you were actively employed on such vesting dates.

•
Should a payout be earned under the FY20-22 Long-term Incentive Plan, you will receive a Performance Share payout pro-rated based upon your months of active service during the performance period, payable in 2022 at the same time that other active participants receive payment, if any.

•
A June 2022 lump-sum payment equivalent to any FY22 MIP Payout which you would have received, if a MIP payout is authorized by the HCC committee. This payment will be pro-rated based upon your months of active employment during FY22.

Please note that any remaining unvested RSUs, Options or Performance Cash Awards related to the FY20 or FY21 LTIP plans not shown on the vesting tables above, and all unvested RSU’s, Stock Options and Performance Cash awards related to the FY22 LTIP Plan will be forfeited effective upon your separation date.

A-2

Attachment B
MODINE MANUFACTURING COMPANY

RELEASE AGREEMENT (“AGREEMENT”)

1.	General Release of Claims.

In exchange for the Severance Payment in Paragraph 8, I hereby release Modine from, and covenant not to sue Modine with respect to, any and all claims I have or may have against Modine.

2.	Claims to Which Release Applies.

This release applies both to claims that are now known or are later discovered.

However, this release does not apply to any claims that may arise after the date I execute this release. This release does not apply to any claims that may not be released under applicable law, including, but not limited to any charge or complaint filed with any administrative agencies such as the United States Equal Employment Opportunity Commission (“EEOC”).

3.	Claims Released Include Age Discrimination and Employment Claims.

The claims released include, but are not limited to (1) claims arising out of or relating in any way to my employment with Modine or the conclusion of that employment; (2) claims for wrongful discharge, breach of contract, harassment, unlawful terms and conditions of employment, retaliation, defamation, invasion of privacy, discrimination (including, but not limited to, discrimination on the basis of age under the Age Discrimination in Employment Act, as amended (29 U.S.C. Section 621 et. seq.); Wisconsin Fair Employment Act, Wis. Stats. §111.33, et seq.; Wis. Stats. § 101.11; 943.39; Title VII of the Civil Rights Act of 1964, as amended; the Genetic Information Nondiscrimination Act; the Americans With Disabilities Act, as amended; Section 1981 of

U.S.C. Title 42; National Labor Relations Act; Employee Retirement Income Security Act of 1974; the Equal Pay Act; state or federal parental, family and medical leave acts; invasion of privacy; the Uniformed Services Employment and Reemployment Rights Act (USERRA), or any other local, state, or federal military and/or veterans rights act, or any other claim based on veteran status; or arising under any other local, state or federal statute, ordinance, regulation or order); and (3) claims arising under any other federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits. Neither Modine’s signing of this release, nor any actions taken toward compliance with its terms, constitutes Modine’s admission of any liability to me other than under this release, or of any wrongdoing under any federal, state or local laws.

Attachment B
4.	Release Covers Claims Against Related Parties.

For purposes of this release the term “Modine” includes Modine Manufacturing Company and any of its present, former and future owners, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, assigns, and retirement plan administrators and fiduciaries.

Therefore, the claims released include claims I have against any such persons or entities, as of the date of my execution of this Agreement.

5.	The Terms “Claims” and “Release” are Construed Broadly.

As used in this release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights”, “causes of action (whether arising in law or equity)”, “damages”, “demands”, “obligations”, “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.	Release Binding on Employee and Related Parties.

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors and assigns.

7.	Employee Rights and Protections.

Nothing in this Agreement, or any agreement or policy referenced in it, is intended or interpreted to prohibit me: (a) from participating, cooperating or providing information in an investigation by the EEOC or other government agency or entity regarding any claim released in this Agreement, any of the terms and conditions of this release or my employment with Modine, or as may be required or permitted by law; (b) from seeking a judicial or administrative determination regarding the validity of the waiver and release set forth in this Agreement or from filing a charge or complaint with the EEOC or other government agency or entity; or (c) from reporting possible violations of federal law or regulation to any government agency or entity or making any disclosures that are protected under the whistleblower provisions of federal law or regulation or otherwise cooperating with any government inquiry without advance approval by or notice to Modine. Further, nothing in this Agreement shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency’s jurisdiction. Specifically, I may provide information to the Securities and Exchange Commission regarding any possible securities law violations, and recover an award from the Securities and Exchange Commission as a result of my reporting such possible violations. Modine’s acknowledgment of this exception does not otherwise limit the scope of the waiver and release in Paragraphs 2 – 6 of this Agreement; I do, however, waive any right to recover damages or obtain any monetary or any other personal relief of any kind based on (y) a charge filed with the EEOC or state or local EEO agency, or (z) any lawsuit arising from such a charge.

Attachment B
8.	Severance Payment.

I have executed this release in consideration of the benefits under the Modine Salaried Employee Severance Plan (the “Severance Payment”), as further described in the letter to which this Agreement is affixed (the “Letter”) accompanying this Agreement. I acknowledge that these benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from Modine. I further acknowledge that the benefits described in the Plan are sufficient to support this release.

9.	Representations.

In connection with my decision to provide this release I acknowledge that I have not relied on any verbal or written representations by Modine other than those explicitly set forth in this Agreement itself.

10.	Opportunity to Consider this Release; Consultation with Attorney.

Because I am over 40 years of age, the Company hereby provides me with the following disclosures to ensure that my release and waiver of claims arising under the Age Discrimination in Employment Act (“ADEA”) is knowing and voluntary. The Company and I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. I acknowledge that the consideration of the Severance Payment given for my release under this Agreement is in addition to anything of value to which I was already entitled. By signing (and not revoking) this Agreement, I am permanently giving up, surrendering, and waiving any claim that the Company subjected me to unlawful discrimination or harassment, took any other unlawful adverse action against me, or violated any other provision of law in connection with my employment or termination from employment. I have read this release and fully understand its terms. I have been offered twenty-one (21) days to consider its terms.  MODINE HEREBY RECOMMENDS AND I ACKNOWLEDGE THAT I HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE.

11.	Voluntary Agreement.

I have entered into this Agreement knowingly and voluntarily and understand that its terms are binding on me.

Attachment B
12.	Partial Invalidity of Release.

If any part of this Agreement is held to be unenforceable, invalid or void, then the balance of this Agreement shall nonetheless remain in full force and effect to the extent permitted by law.

13.	Return of Modine Property; Confidentiality.

I have returned or will return to Modine any and all Modine property, including all equipment, telephones, keycards, records, files, papers, handbooks, Confidential Information (as defined below), computers and computer equipment that I had in my possession in whatever form, including electronic media.

During the course of my employment with Modine, I have had access to, received and/or developed information that is confidential to Modine including, without limitation, information pertaining to financial matters, budgets, strategic plans, marketing, sales, customers, business plans, inventions, processes, formulas, designs, supplies, products and employees (the “Confidential Information”). Confidential Information shall not include any information that is in the public domain by means other than improper disclosure, but shall include non-public compilations, combinations or analysis of otherwise public information. The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations I may have under the law with respect to Modine’s Confidential Information, including any obligations I may owe under Wis. Stat. § 134.90 or similar statutes governing trade secrets which may extend beyond the contractual period restrictions herein. I acknowledge and agree that all Confidential Information was or is hereby assigned to and remains the exclusive property of Modine. I agree that I will maintain the Confidential Information in strict confidence and not disclose it to any person or use it in any way to harm Modine for a period of two (2) years following the end of my employment unless specifically required by this Agreement, by law or by written permission of Modine.

I further agree that I have not and will not, except as specifically noted below, make known the negotiations leading to and contents or terms of this Agreement except to my spouse, counsel or tax advisor or except as required by law or as may be necessary in order to enforce this Agreement, and agree that if disclosure is made to my spouse, counsel or tax advisor, they shall also be bound by this confidentiality provision and I shall take all reasonable steps to ensure that they comply with it.

14.	Headings.

The headings and subheadings in this Agreement are inserted for convenience and reference only and are not to be used in construing this Agreement.

Attachment B
15.	Applicable Law.

Wisconsin state law will apply in connection with any dispute or proceeding concerning this Agreement.

16.	Suit in Violation of this Agreement - Loss of Benefits and Payment of Costs.

If I bring an action against Modine in violation of this Agreement or if I bring an action asking that this Agreement be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to Modine all payments that I have received as consideration for my release under this Agreement. If my action is unsuccessful, I further agree that I will pay all costs, expenses and reasonable attorneys’ fees incurred by Modine in its successful defense against the action. However, the previous two sentences shall not be applicable to an action, if I bring it, challenging the validity of this Agreement under the Age Discrimination in Employment Act (which I may do without penalty under this release). I acknowledge and understand that all remaining benefits to be provided to me as consideration for this Agreement will permanently cease as of the date such action is instituted.

17.	No Further Employment.

By executing this Agreement and accepting the Severance Payment, I agree not to seek further employment with Modine, directly or indirectly through another entity, including but not limited to a temporary employment agency or independent contractor.

18.	Non-disparagement.

I agree that I will not make disparaging remarks about Modine or its products, practices, or conduct (including personnel practices), provided, however, that I may give truthful testimony about such matters if properly subpoenaed to do so or requested to do so by a government agency.

19.	Preservation of Rights under Benefit Plans and Indemnities.

This Agreement shall not adversely affect my rights to receive any benefit that I am otherwise entitled to receive under any of Modine’s qualified and nonqualified benefit plans, or any rights I may have to indemnification under Modine’s officers and directors’ insurance coverage, Modine’s Articles of Incorporation or Bylaws or any expressly written indemnity agreement between Modine and me.

Attachment B
20.	7 Day Revocation Period.

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this Agreement to Modine Manufacturing Company, Attn: Brian J. Agen, 1500 DeKoven Avenue, Racine, Wisconsin 53403 to revoke this Agreement by giving written notice to that person. This Agreement and my entitlement to the Severance Payment described in the Letter will be binding and effective upon the expiration of this seven day period if I do not revoke, but not before.

21.	Total Amount of Severance Payments.

I understand that the Severance Payment and all other benefits payable to me in connection with this Agreement have been designed to qualify as a separation pay plan that is exempt from certain federal tax laws that govern the payment of non-qualified, deferred compensation. I further understand that, because of this, the total amount of severance payments that I receive, as described in the Letter, will not be greater than two times the lower of the following two amounts: (1) my annualized compensation for the year prior to the year of my termination (as determined by Modine under Treasury Regulation 1.409A-1(b)(9)(iii)) or (2) the dollar limitation set by the Internal Revenue Service under Internal Revenue Code section 401(a)(17) for the calendar year of my termination ($260,000 in 2014). In addition, I further understand that, except for possibly COBRA coverage, no severance payment or benefit due to me in connection with this Agreement will, under any circumstances, be provided after December 31 of the second calendar year after the year of my termination. I understand that any future employment and income tax consequences (including related penalties and interest) on payments or consideration received under this Agreement are my responsibility and will not provide a basis to set aside or in any way alter this release.

22.	Cooperation with Government Agencies.

Nothing in this Agreement, including but not limited to the provisions in Sections 2, 3, 4, 5, 6, 13, and 18 above, (a) limits or affects my right to challenge the validity of this Agreement, including a challenge under the Age Discrimination in Employment Act of 1967, as amended; (b) interferes with my right and obligations to give truthful testimony under oath; or (c) precludes me from participating in an investigation, filing a charge, or otherwise communicating with the Equal Employment Opportunity or other state or federal agencies responsible for enforcing anti-discrimination laws. That notwithstanding, by signing below, I agree and acknowledge that I do, however, waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any such charge.

Attachment B
23.	Entire Agreement.

Unless otherwise stated in this Agreement, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Agreement. This Agreement sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Agreement does not supersede my obligations and the Company's rights under any confidentiality, intellectual property, or any other restrictive covenant I may have signed with the Company. I agree that I am not entitled to any other severance, benefits, vacation accrual, bonus, commission or other payments of any kinds from the Company, except those described in this Agreement or in the Letter accompanying this Agreement.

EXECUTED THIS 29th DAY OF Oct., 2021.

/s/ Joel Casterton
Employee's Signature

Employee’s Name:	Joel Casterton	(please print)

Received by:

/s/ Brian Agen

Modine Manufacturing Company
1500 DeKoven Avenue
Racine WI 53403

Name:	Brian Agen	Date:	11/1/21

Title:    Vice President – Human Resources

Attachment C
Outstanding and Vested Options

Vested But Unexercised Options
	ISO Options	NQ Options
Casterton Vested Options
6/2/14 Grant - $14.94	204		Option grants expire one (1) year from termination date unless ten-year grant expiration is earlier.
6/2/15 Grant - $11.39	632
5/31/16 Grant - $10.00	1,569
6/1/17 Grant - $15.90	1,355
5/30/18 Grant - $17.90	5,979
5/29/19 Grant - $13.26	6,122
10/2/20 Grant - $6.62	2,766	2,373

	18,627	2,373
In all cases, Incentive Stock Options (ISO) become Non-Qualified (NQ) Options ninety (90) days after termination

C-1

Attachment D
 RESTRICTIVE COVENANT AGREEMENT

This  RESTRICTIVE  COVENANT  AGREEMENT  (this  “RCA”),  dated as  of Nov. 1, 2021 (the “Effective Date”), is entered into by and between Modine Manufacturing Company on behalf of itself and its affiliates, subsidiaries, and successors (the “Company” or “ Modine”), and Joel T. Casterton (“Casterton”) (collectively, referred to herein as the “parties”).

WHEREAS, in connection with the termination of Casterton’s employment with the Company, the Company and Casterton have entered into a Release Agreement, dated Nov. 1, 2021.

WHEREAS, during the course of employment, Casterton established, maintained, and/or improved knowledge of or relationships or goodwill with Company employees and customers and/or has learned Company’s Trade Secrets or Confidential Information (as defined below). Company’s Confidential Information, Trade Secrets, and employee relationships have been developed by Company at considerable expense and effort and/or over a number of years, and but for Casterton’s employment with Company, Casterton would not know Company’s Trade Secrets and Confidential Information, and Casterton would not be able to create, improve, and maintain relationships with Company employees. Company would not offer the additional consideration contained in this RCA if Casterton did not accept the terms hereof.

WHEREAS, the Company and Casterton agree that the Company has a substantial and legitimate business interest in, among other things, the Company’s Confidential Information and Trade Secrets and employee and customer relationships.

NOW, THEREFORE, for good and valuable consideration, to which Casterton would not otherwise be entitled without entering into this RCA, including the Consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

(a)	Definitions.

1.
“Business of the Company” or “the Company’s Business” means the business of Modine’s Heavy Duty Equipment business unit (“HDE”) business unit, including, without limitation, the design, manufacturing and sale of heat transfer components and systems and software and services related thereto, all as performed by the Company on the Termination Date or within the twenty-four (24) months prior to the Termination Date.

2.
“Competitor” means any Person (including Casterton or an entity that Casterton becomes affiliated with or renders services to) that conducts or that is directly engaged in whole or in relevant part in any business or enterprise which is the same as, or substantially the same as, the Business of the Company.

3.
“Competitive Services” means owning, managing, operating, joining, controlling, being employed by or with, or participating in any manner with a Competitor, where Casterton is providing the same or substantially similar services that Casterton provided to the Company during his employment.

Attachment D
4.
“Competitive Products” means (i) any product which is sold or provided in competition with a product sold or offered by the HDE Unit during the twenty-four (24) months immediately preceding the date of Casterton’s termination of employment with the Company and for which the Company has over $1 million in annual sales during that twenty-four (24) month period, and (ii) any products which are sold or provided in competition with a product that the Company can show by written evidence is in active development by the Company in connection with the HDE business.

5.
“Confidential Information” means information and the compilation of information related to the operation of the Company that derives economic value, actual or potential, from not being generally known to or readily available or ascertainable by other Persons who can obtain economic value from its disclosure to or use by them. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to:

•	Potential acquisitions and future growth plans;
•	Company succession and planning information;
•	Employee personnel information;
•	Compilations of information concerning research and development of the Company’s products or services;
•	Designs, discoveries, ideas, algorithms, computer software code, protocols, formulas, mask works, compositions, patents, copyrights and trademarks;
•	Names and other listings of Restricted Customers and Prospective Customers (including contact information);
•	Proposals made to Restricted Customers or Prospective Customers or other information contained in bids or offers to such Restricted Customers or Prospective Customers;
•	The terms of any arrangements or agreements with Customers, including the amounts paid for such services or how pricing was developed by the Company;
•	The layout, design, and implementation of Restricted Customer-specific projects;
•	The identity of vendors/suppliers and vendor/supplier pricing information and subcontractors;
•	The composition or description of future services and/or products that are going to be or may be provided by the Company;
•	The Company’s financial, marketing, and sales information;
•	Costing information;
•	Profit, loss, and margin information;
•	Technical expertise and know-how developed by the Company, including the unique manner in which the Company conducts its business; and
•	Any information disclosed to the Company by a third party (including, but not limited to, the Company’s customers and Prospective Customers) which the Company is obliged to treat as confidential.

Confidential Information excludes information that:

•	Is already known to the disclosed-to party prior to such disclosure, and is not obtained or derived directly or indirectly from Casterton;
•	Is commercially available;
•	Is or becomes known or generally available in the public domain other than through Casterton’s act or default;

Attachment D
•	Is obtained from a third party lawfully in possession of the information, which is not subject to any non-disclosure or non-use obligations owed to the disclosing party or any third party; or
•	Is independently protected as a Trade Secret under applicable statutory law.

6.
“Consideration” means (i) the value of certain unvested Restricted Stock Units and Options under the otherwise forfeited FY19, FY20, and FY21 Long-term Incentive Plans, (ii) a performance share payout equivalent to any prorated FY20 -22 LTIP Performance Share Payout earned, (iii) a June 2022 lump-sum payment equivalent to any pro-rated MIP payout authorized by the HCC Committee and subject to the continued fulfillment by Casterton of the obligations set forth in this RCA. Any Consideration shall be subject to ordinary tax withholding and all required deductions; however, payment of any Consideration does not entitle Casterton to any retirement plan contributions by the Company for Casterton’s benefit or account

7.
“Key Employee” means any person who is or was employed or engaged by the Company at any time in the twelve (12) months preceding Casterton’s Termination Date, and (i) with whom Casterton had material contact as a result of his position at the Company or (ii) about whom Casterton learned Confidential Information in the course of employment during the twenty-four (24) months immediately preceding Casterton’s termination. Key employee is limited to employees who (i) are or were managers, officers, directors, or executives of the Company and (ii) are in possession of Confidential Information and/or Trade Secrets of the Company.

8.	“Key Services” means services of the type performed by an employee for the Company during the final twenty-four (24) months of their Company employment, but shall not include clerical or menial labor.

9.	“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

10.
“Prospective Customer” means a business, and any of its  affiliates  and  subsidiaries, to whom Casterton, or one or more individuals directly or indirectly supervised, managed, or directed by Casterton, made a proposal to sell or provide products or services on behalf of Company in the twenty-four (24) month period immediately preceding the Termination Date.

11.	“Restrictive Covenant Period” means the twelve (12) month period after Casterton’s Termination Date.

12.
“Restricted Customer” means a customer of HDE, including any of Company’s affiliates and subsidiaries that operates as HDE, to which Casterton, or one or more individuals directly or indirectly supervised, managed, or directed by Casterton, sold or provided products or services on behalf of Company during the twenty-four (24) month period immediately preceding the Termination Date. The term Restricted Customer is limited to Company customers that purchased or received in excess of $100,000 (US) worth of products or services from Company during the twenty-four (24) month period immediately preceding the Termination Date.

13.	“Termination Date” means October 29, 2021

Attachment D
14.	“Trade Secret” shall have the same meaning as defined under any applicable Trade Secrets Act.

(b)	Acknowledgements.

Casterton agrees that the Covenants below (including the geographic and temporal scope of each individual Covenant) are necessary, reasonable, fair, valid, enforceable, and directly connected with the Company’s need to protect its legitimate business interests—including, but not limited to, goodwill, market reputation, Restricted Customer relationships, Prospective Customer relationships, Confidential Information, and Trade Secrets—and to prevent irreparable injury to the Company’s Business. Casterton agrees he has received good and valuable consideration for the covenants below (the “Covenants”).

Casterton acknowledges that the Covenants will not impede Casterton’s ability to earn a livelihood. Casterton acknowledges that he is capable of obtaining suitable employment following the Termination Date, even though he has agreed to the Covenants. Casterton further acknowledges the Consideration is significant and will enable him to support himself and his family during the period in which the Covenants are in force. Casterton further agrees that the Covenants, though they may temporarily and narrowly limit future employment opportunities, are neither unduly harsh nor oppressive in curtailing Casterton's legitimate efforts to earn a livelihood.

In exchange for Casterton’s continuing adherence to all of the Covenants, Casterton will receive the Consideration. Casterton acknowledges that the Consideration is not an amount to which he is already entitled and is in sole consideration for the promises  made in this RCA.

(c)	Covenant Not to Compete.

Casterton covenants that during the Restrictive Covenant Period, Casterton will not, directly or indirectly, provide Competitive Services:

(i)
Anywhere in the United States of America. Casterton acknowledges that (i) the geographic territory in which Casterton was responsible for representing the Company includes the entire United States, and (ii) the nature of Casterton’s duties and responsibilities for and on behalf of the Company directly impacted and related to the Business of the Company across the United States. Therefore, Casterton expressly agrees that the geographic scope of this covenant is reasonably limited and should be enforced; or

(ii)
In any geographic area in which or to which Casterton (i) performed work on behalf of the Company during his employment, (ii) was assigned during his employment, and/or (iii) was able to make contact with any Restricted Customers or Prospective Customers during the time of his employment.

(d)	Covenant Not to Solicit Prospective Customers.

Casterton covenants that during the Restrictive Covenant Period, Casterton will not, directly or indirectly, solicit, divert, or appropriate, or attempt to solicit, divert or appropriate, any Prospective Customers, for the purposes of providing products or services to such Prospective Customers that are within the Business of the Company, on behalf of either Casterton or any Competitor.

Attachment D
Casterton agrees that the Restrictive Covenant Period will be necessary for the Company to re-establish the relationships and goodwill between its Prospective Customers and other employees of the Company, so that Casterton’s knowledge of the Company’s Prospective Customers, the goodwill established by Casterton’s representation of the Company, and the Company’s Confidential Information and Trade Secrets obtained by Casterton in the course of employment with the Company will no longer give Casterton an unfair competitive advantage with Prospective Customers.

(e)	Covenant Not to Solicit Key Employees.

Casterton covenants that during the Restrictive Covenant Period, Casterton shall not, directly or indirectly, without the prior written consent of the Company, cause or solicit, or assist others in causing or soliciting any Key Employee of the Company to terminate his or her employment with the Company to provide Key Services for a Competitor.

(f)	Severability.

Should any one or more of the provisions or parts of a provision contained in this RCA, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this RCA shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this RCA, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the parties intend that the covenants and agreements contained herein shall be deemed to be a series of separate covenants and agreements. If, in any legal proceeding, a court or arbitrator shall refuse to enforce all the separate covenants and agreements deemed to be included in parts herein, it is the intention of the parties that the remaining non-eliminated separate covenants be enforced in such a proceeding.

(g)	Non-Disclosure and Non-Use of Confidential Information Covenant.

Casterton agrees that, during the Restrictive Covenant Period, Casterton will not disclose to any Competitor or other Person, or make or permit any use of, any of the Company’s Confidential Information that Casterton has learned during his employment, by reason of employment with the Company, through the existence of any relationship with the Company, or through his/her interaction with the Restricted Customers, Prospective Customers, or the Company’s vendors or suppliers in any place where such disclosure may result in competitive harm to the Company.

Casterton agrees that a minimum period of twelve (12) months following the Termination Date will be necessary to protect the Company’s Confidential Information which does not qualify as a Trade Secret, after which time Casterton’s knowledge or use of such information will no longer have as much of an injurious effect on the Company’s business operations. Casterton acknowledges that the Company has taken reasonable steps to control and restrict disclosure of its Confidential Information.

Casterton and the Company agree that neither this provision nor the recognition of a period of protection for Confidential Information shall be deemed a waiver or limitation of the Company’s ability to use common law or statutory means, including any applicable Trade Secrets Act, to protect information that is a Trade Secret.

Attachment D
Nothing in this RCA is intended to prohibit good faith reporting of possible violations of federal law or regulation to any government agency or entity, receiving compensation under any whistleblower reward program for information provided to the Securities and Exchange Commission, or in making disclosures where such disclosures are protected under federal law or regulation, and advance notice of such disclosures is not required to be provided to the Company.

(h)	Non-Disclosure and Non-Use of Trade Secrets Covenant.

Casterton agrees that after the Termination Date, Casterton will hold the Company’s Trade Secrets in trust and strictest confidence to the fullest extent contemplated and permitted under any applicable Trade Secrets Act or common law, and will not take any action causing any such Trade Secrets to lose their character or cease to qualify as Trade Secrets, or fail to take any action necessary in order to prevent such from occurring. This obligation shall last as long as the information maintains trade secret status under State or Federal law.

The parties agree that the Company has taken reasonable steps to control and restrict disclosure of its Trade Secrets.

Nothing in this RCA is intended to discourage or restrict Casterton from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding,  if  such filing  is  made  under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(i)	Penalties for Violation.

Casterton acknowledges and agrees that a breach of any provision of the Covenants will cause serious and irreparable damage to the Company that will be difficult to quantify and for which a remedy at law for monetary damages alone will not be adequate. Accordingly, Casterton agrees that if the Company brings an action to enforce its rights under any of the Covenants and establishes that Casterton has breached or threatened to breach any of his obligations under the Covenants, the Company shall be entitled to injunctive relief without the requirement that the Company post bond, to the extent allowed by law. Casterton specifically waives any assertion that there is an adequate remedy at law for any such breach of this RCA. Nothing in this RCA, however, shall be construed to prohibit the Company from pursuing any other legal or equitable remedy.

Casterton further acknowledges that Company may recoup the Consideration should a court of competent jurisdiction find that he violated this RCA. Casterton acknowledges the sole reason the Company is providing the Consideration is in exchange for the promises made in this RCA.

Attachment D
Casterton consents to personal jurisdiction in Racine, Wisconsin, and agrees that the state and federal courts having jurisdiction over Racine, Wisconsin are proper venue for any relief sought by the Company. The parties agree and acknowledge  that this RCA will be governed by and interpreted in accordance with the laws of the State of Wisconsin, without regard to its principles of conflicts of law.

CASTERTON HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT AN ATTORNEY REGARDING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this RCA as of the day and year first written above.

MODINE MANUFACTURING COMPANY:

/s/ Brian Agen	11/1/21
Name: Brian Agen
Title: Vice President – Human Resources

JOEL CASTERTON:

/s/ Joel Casterton